Exhibit 99.1

For Further Information: John P. Jordan Executive Vice President & CFO 203.740.5671 jjordan@photronics.com

Photronics Reports Full Year and Fourth Quarter Fiscal 2022 Results

BROOKFIELD, Conn. December 13, 2022 (GLOBE NEWSWIRE) — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in photomask technologies and solutions, today reported financial results for its fiscal 2022 full year and fourth quarter ended October 31, 2022.

“We posted a solid finish to a great year, achieving record revenue for the fifth consecutive year as demand for our design-driven products remained strong and our entire team performed well,” said Frank Lee, chief executive officer. “In the quarter, IC was soft, primarily due to lower high-end logic demand from foundries in Asia. High-end FPD also declined as panel makers of premium smart phones are focused on producing new products and have temporarily slowed design activity. Profit margins were flat sequentially as positive pricing and cost management offset the impact from lower volumes. We generated strong cash from operations, allowing us to invest in organic growth and reduce debt, strengthening our balance sheet and positioning us to support our growth strategy as well as helping us to navigate economic uncertainty. The global Photronics team performed well in 2022 and we believe we will continue to achieve our goals in 2023 and beyond.”

Full Year 2022 Results
•	Revenue of $824.5 million was up 24% over the previous year and was the fifth consecutive year of record revenue
•	Net income attributable to Photronics, Inc. shareholders was $118.8 million ($1.94 per diluted share), compared with $55.4 million ($0.89 per diluted share) in 2021
•	Integrated circuit (IC) revenue was $593.0 million, up 29%
•	Flat panel display (FPD) revenue was $231.5 million, up 14%
•	Cash and short-term investments increased to $359 million, with $275 million generated from operating activities and $112 million invested in growth through capital expenditures

Fourth Quarter 2022 Results
•	Revenue was $210.3 million, down 4% sequentially and up 16% compared with the same period of last year
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Net income attributable to Photronics, Inc. shareholders was $37.1 million ($0.60 per diluted share), compared with $31.2 million ($0.51 per diluted share) in the third quarter of 2022 and $19.8 million ($0.33 per diluted share) in the fourth quarter 2021

•	IC revenue was $156.2 million, down 3% sequentially and up 25% compared with the same period of last year
•	FPD revenue was $54.1 million, down 8% sequentially and down 3% compared with the same period of last year
•	Cash generated from operating activities was $79 million and cash invested in growth through capital expenditures was $66 million

First Quarter 2023 Guidance

For the first quarter of 2023, Photronics expects revenue to be between $203 million and $213 million and net income attributable to Photronics, Inc. shareholders to be between $0.40 and $0.48 per diluted share.

Webcast

A webcast to discuss these results is scheduled for 8:30 a.m. Eastern time on Tuesday, December 13, 2022.  The webcast will be broadcast live and on-demand on the Events and Presentations link on the Photronics website or click here. The webcast will be archived on Photronics’ website.

About Photronics

Photronics is a leading worldwide manufacturer of integrated circuit (IC) and flat panel display (FPD) photomasks. High precision quartz plates that contain microscopic images of electronic circuits, photomasks are a key element in the IC and FPD manufacturing process. Founded in 1969, Photronics has been a trusted photomask supplier for over 50 years.  As of October 31, 2022, the company had 1,828 employees. The company operates 11 strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the company can be accessed at www.photronics.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” regarding our industry, our strategic position, and our financial and operating results.  These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, performance or achievements to differ materially.  Please refer to the documents we file with the Securities and Exchange Commission. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at www.photronics.com/riskfactors.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.